                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*



                      ALLERGAN SPECIALTY THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    018494104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                NOVEMBER 24, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                / /      Rule 13d-1(b)

                /X/      Rule 13d-1(c)

                / /      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 018494104                13G                   PAGE 2 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WOODBOURNE PARTNERS, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     MISSOURI

                    5    SOLE VOTING POWER

                         -0-


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY            -0-
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                -0-


                    8    SHARED DISPOSITIVE POWER

                         -0-



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     171,300



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * [  ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%


12   TYPE OF REPORTING PERSON*

     PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 018494104                 13G                   PAGE 3 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     FORSYTH JOINT VENTURE


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     MISSOURI

                    5    SOLE VOTING POWER

                         -0-


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY            -0-
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                -0-


                    8    SHARED DISPOSITIVE POWER
                         -0-



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     63,000



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * [  ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.0%


12   TYPE OF REPORTING PERSON*

     OO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 018494104                 13G                   PAGE 4 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     CLAYTON MANAGEMENT COMPANY


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     MISSOURI

                    5    SOLE VOTING POWER

                         234,600


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY            -0-
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                234,600


                    8    SHARED DISPOSITIVE POWER

                         -0-


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     234,600



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * [  ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%


12   TYPE OF REPORTING PERSON*

     CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 018494104                 13G                   PAGE 5 OF 9 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     JOHN D. WEIL


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     MISSOURI

                    5    SOLE VOTING POWER

                         234,600


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY            -0-
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                234,600


                    8    SHARED DISPOSITIVE POWER

                         -0-


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     234,600



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * [  ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 018494104                 13G                        Page 6 of 9 Pages

ITEM 1(A)         Name of Issuer:

                  ALLERGAN SPECIALTY THERAPEUTICS, INC.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                  2525 DUPONT DRIVE
                  IRVINE, CA 92612

ITEM 2(A)         Name of Person Filing:

                  (a)      WOODBOURNE PARTNERS, L.P.  ("WOODBOURNE")

                  (b)      FORSYTH JOINT VENTURE ("FORSYTH")

                  (c)      CLAYTON MANAGEMENT COMPANY ("CLAYTON")

                  (d)      JOHN D. WEIL ("WEIL")

ITEM 2(B)         Address of Principal Business Office:

                  (a)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (c)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (d)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

ITEM 2(C)         Place of Organization; Citizenship:

                  (a) WOODBOURNE IS A LIMITED PARTNERSHIP ORGANIZED UNDER MISSOURI LAW.

                  (b) FORSYTH IS A JOINT VENTURE AMONG THREE CHARITABLE FOUNDATIONS GOVERNED UNDER MISSOURI LAW.

                  (c) CLAYTON IS A CORPORATION ORGANIZED UNDER MISSOURI LAW AND IS THE GENERAL PARTNER OF WOODBOURNE AND THE MANAGER OF FORSYTH.

                  (d) WEIL, THE SOLE DIRECTOR AND SOLE SHAREHOLDER OF CLAYTON, IS AN INDIVIDUAL RESIDING IN MISSOURI. WEIL AND CERTAIN OF HIS FAMILY MEMBERS ARE THE TRUSTEES OF THE CHARITABLE FOUNDATIONS THAT FORMED FORSYTH.

ITEM 2(D)         Title of Class of Securities:

                  CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE

ITEM 2(E)         CUSIP Number:

                  018494104

CUSIP No. 018494104                 13G                        Page 7 of 9 Pages

ITEM 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person is filing is a:

         (a).     [ ]      Broker or Dealer registered under Section 15 of the
                           Act;

         (b).     [ ]      Bank as defined in Section 3(a)(6) of the Act;

         (c).     [ ]      Insurance company as defined in Section 3(a)(19) of
                           the Act;

         (d).     [ ]      Investment company registered under Section 8 of the
                           Investment Company Act of 1940;

         (e).     [ ]      An investment advisor in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f).     [ ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g).     [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h).     [ ]      A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

         (i).     [ ]      A church plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j).     [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                  If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

ITEM 4.           Ownership.

                                                WOODBOURNE        FORSYTH        CLAYTON              WEIL
                                                ----------        -------        -------              ----
(a)      Amount beneficially owned:               171,300          63,300        234,600             234,600

(b)      Percent of Class:                         5.2%             2.0%           7.2%               7.2%

(c)      Number of Shares as to which the
         person has:

         (i)      Sole power to vote or direct the
                  vote:                             -0-             -0-          234,600             234,600

         (ii)     Shared power to vote or direct
                  the vote:                         -0-             -0-            -0-                 -0-

         (iii)    Sole power to dispose or to
                  direct the disposition of:        -0-             -0-          234,600             234,600

         (iv)     Shared power to dispose or to
                  direct the disposition of:        -0-             -0-            -0-                 -0-


ITEM 5.                    Ownership of Five Percent or Less of a Class.

      NOT APPLICABLE.

ITEM 6.                    Ownership of More than Five Percent on Behalf of
                           Another Person.


      NOT APPLICABLE.

CUSIP No. 018494104                 13G                        Page 8 of 9 Pages

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      NOT APPLICABLE.

ITEM 8.                    Identification and Classification of Members of the
                           Group.

      NOT APPLICABLE.

ITEM 9.                    Notice of Dissolution of Group.

      NOT APPLICABLE.

ITEM 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      Dated:    December 3, 1998    WOODBOURNE PARTNERS, L.P.,

                                    by its General Partner, CLAYTON
                                    MANAGEMENT COMPANY


                                    /s/  John D. Weil
                                    ----------------------------
                                         John D. Weil, President


      Dated:    December 3, 1998    FORSYTH JOINT VENTURE,

                                    by its Manager, CLAYTON MANAGEMENT
                                    COMPANY


                                   /s/ John D. Weil
                                    ---------------------------
                                        John D. Weil, President



      Dated:    December 3, 1998    CLAYTON MANAGEMENT COMPANY


                                    /s/ John D. Weil
                                    ------------------------
                                    John D. Weil, President




      Dated:    December 3, 1998    /s/ John D. Weil
                                    ----------------
                                    John D. Weil

CUSIP No. 018494104                 13G                        Page 9 of 9 Pages



                            EXHIBIT A TO SCHEDULE 13G

                     AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

      The undersigned persons, on December 3, 1998, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Class A Common Stock of Allergan Specialty Therapeutics, Inc.

                                      WOODBOURNE PARTNERS, L.P.,

                                      by its General Partner, CLAYTON
     `                                MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      ---------------------------
                                          John D. Weil, President

                                      WOODBOURNE PARTNERS, L.P.,

                                      by its Manager, CLAYTON MANAGEMENT
                                      COMPANY


                                      /s/ John D. Weil
                                      ---------------------------
                                          John D. Weil, President



                                      CLAYTON MANAGEMENT COMPANY


                                      /s/ John D. Weil
                                      ---------------------------
                                          John D. Weil, President




                                     /s/ John D. Weil
                                     ----------------------------
                                         John D. Weil